SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

RAYONIER ADVANCED MATERIALS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4559529
(State of Incorporation or Organization)	(IRS Employer Identification Number)

1301 Riverplace Boulevard, Jacksonville, Florida	32207
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box:  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box:  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

Item 1.	Description of Securities To Be Registered.

On March 21, 2022, the Board of Directors of Rayonier Advanced Materials Inc., a Delaware corporation (the “Company”), declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.01 per share, and adopted a shareholder rights plan, as set forth in the Rights Agreement dated as of March 21, 2022 (the “Rights Agreement”), by and between the Company and Computershare Trust Company, N.A., as rights agent. The dividend is payable on March 31, 2022 to Company stockholders of record as of the close of business on March 31, 2022.

Each Right will allow its holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, for $35.00, once the Rights become exercisable.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement, which is incorporated herein by reference. The description of the Rights is incorporated herein by reference to the description set forth under Items 1.01, 3.03 and 5.03 of the Company’s Current Report on Form 8-K filed on March 21, 2022 and is qualified in its entirety by reference to the full text of the Rights Agreement.

Item 2. Exhibits.

Exhibit No.	Description

3.1	Certificate of Designations of Series A Junior Participating Preferred Stock of Rayonier Advanced Materials Inc. (incorporated by reference to Exhibit 3.1 to Rayonier Advanced Materials Inc.’s Current Report on Form 8-K filed on March 21, 2022).

4.1	Rights Agreement, dated as of March 21, 2022, between Rayonier Advanced Materials Inc. and Computershare Trust Company, N.A., as rights agent, which includes the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C (incorporated by reference to Exhibit 4.1 to Rayonier Advanced Materials Inc.’s Current Report Form 8-K filed on March 21, 2022).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: March 21, 2022
RAYONIER ADVANCED MATERIALS INC.

	By:	/s/ Marcus J. Moeltner
Marcus J. Moeltner Chief Financial Officer and Senior Vice President